Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of August 24, 2018

Among

JABIL INC.

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

MIZUHO BANK, LTD.

as Administrative Agent

MIZUHO BANK, LTD.

MUFG BANK, LTD.

and

SUMITOMO MITSUI BANKING CORPORATION

as Joint Lead Arrangers and Joint Bookrunners

2

3

Schedules

Schedule I — Commitments

Schedule 3.01(b) — Disclosed Litigation

Schedule 5.02(a) — Existing Liens

Schedule 5.02(d) — Existing Debt

Exhibits

Exhibit A-1	—	Form of Revolving Credit Note

Exhibit A-2	—	Form of Term Note

Exhibit B	—	Form of Notice of Borrowing

Exhibit C	—	Form of Assignment and Assumption

Exhibit D	—	Form of Opinion of In-House Counsel for the Company

Exhibit E	—	Form of Designation Agreement

4

CREDIT AGREEMENT

Dated as of August 24, 2018

JABIL INC., a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders (each an “Initial Lender” and, collectively, the “Initial Lenders”) listed on Schedule I hereto and MIZUHO BANK, LTD. (“Mizuho”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), in consideration of the mutual covenants and agreements herein contained, covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means a Revolving Credit Advance or a Term Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means (a) the account of the Agent maintained by the Agent at Mizuho Bank, Ltd. at its office at 1800 Plaza Ten, Harborside Financial Center Jersey City, NJ 07311, Account No. H79-740-222205, Attention: LAU / Masako Sacks, Email: LAU_AGENT@mizuhocbus.com and (b) such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Margin” means as of any date, a percentage per annum equal to, (a) in the case of Term Advances maintained as (i) Base Rate Advances, 0.125%, and (ii) Eurocurrency Rate Advances, 1.125%, and (b) in the case of Revolving Credit Advances maintained as (i) Base Rate Advances, 0.000%, and (ii) Eurocurrency Rate Advances, 0.975%.

“Applicable Percentage” means a percentage per annum equal to 0.150%.

“Appropriate Lender” means, at any time, with respect to any of the Revolving Credit Facility or Term Facility, a Lender that has a Commitment with respect to such Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means any of Mizuho, MUFG Bank, Ltd. or Sumitomo Mitsui Banking Corporation, in its capacity as a joint lead arranger and a joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Law” means any law or proceeding of the type referred to in Section 6.01(e) or Title 11, U.S. Code, or any similar foreign, federal, state or provincial law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be not less than zero and equal to the highest of:

(a) the rate of interest announced publicly by Mizuho in New York, New York, from time to time, as Mizuho’s base rate;

(b)  1⁄2 of one percent per annum above the Federal Funds Rate; and

(c) the ICE Benchmark Administration Settlement Rate (or the successor thereto if the ICE Benchmark Administration is no longer making such a rate available) applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or any successor page (or other commercially available source providing such quotations as designated by the Agent and approved by the Company from time to time)) at approximately 11:00 a.m. London time on such day or if such day is not a Business Day, the previous Business Day); provided that if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.23

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing.

“Borrowers” means, collectively, the Company and the Designated Subsidiaries from time to time.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance.

“Capital Leases” means any and all lease obligations of a Person as lessee under leases that have been or should be, in accordance with GAAP as in effect on the date hereof, recorded as capital leases, without regard to any classification or reclassification as financing or operating leases upon the Company’s adoption of leasing standard ASC 842.

“Commitment” means a Revolving Credit Commitment or a Term Commitment.

“Company Information” has the meaning specified in Section 9.08.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type under the Revolving Credit Facility or the Term Facility into Advances of the other Type under such Facility pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business and monetary obligations arising under supply or consignment agreements, in each case not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (excluding undrawn amounts), (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (other than monetary obligations arising under supply or consignment agreements, in each case not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained), (e) all obligations of such Person as lessee under Capital Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar extensions of credit, (g) obligations of such Person in respect of Hedge Agreements, (h) all Invested Amounts, (i) all liability under any Synthetic Lease, (j) all Debt of others referred to in clauses (a) through (i) above or clause (k) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (k) all Debt referred to in clauses (a) through (j) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.19(b), at any time, any Lender that, at such time (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances, within two Business Days of the date required to be funded by it hereunder, unless such Lender reasonably determines in good faith, and so notifies the Agent and the Company in writing, that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied,, (b) has notified the Company or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such Lender reasonably determines in good faith, and so notifies the Agent and the Company in writing, that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent (based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder), to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations hereunder, provided that a Lender shall cease to be a Defaulting Lender upon the Agent’s and Company’s receipt of such written confirmation, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that (i) a Lender shall not be a Defaulting Lender solely by virtue of the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority or the exercise of control over such Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender and (ii) if the condition(s) precedent to funding that form the basis of a Lender’s determination in clause (a) or (b) have been effectively waived in accordance with this Agreement, such Lender shall be a Defaulting Lender if such failure to fund continues after the effectiveness of such waiver. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.09.

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit E hereto signed by such Designated Subsidiary and the Company.

“Disclosed Litigation” has the meaning specified in Section 3.01(b).

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office or branch of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office, branch or Affiliate of such Lender as such Lender may from time to time specify to the Company and the Agent.

“EBITDA” means, for any period, net income (or net loss) plus the sum (without duplication) of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) to the extent included in net income, non-cash, non-recurring charges, (f) to the extent included in net income, non-cash, recurring charges related to equity compensation and (g) to the extent included in net income, loss on sale of accounts receivable, in each case determined in accordance with GAAP for such period; provided, that for purposes of calculating EBITDA for the Company and its Subsidiaries for any period, the EBITDA of any Person (or assets or division of such Person) acquired by the Company or any of its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred on the first day of such period).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Environmental Action” means (a) any notice of non-compliance or violation, notice of liability or potential liability, proceeding, consent order or consent agreement by any governmental or regulatory authority with jurisdiction or (b) any litigation, case, suit, demand, demand letter or claim by any governmental or regulatory authority or any third party relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials, including, without limitation, (x) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (y) by any governmental or regulatory authority or any such third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, to the extent applicable to the operations of the Company or any of its Subsidiaries.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law for the operations of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Lending Office” means, with respect to any Lender, the office or branch of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office, branch or Affiliate of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters LIBOR01 Page (or any successor page (or other commercially available source providing such quotations as designated by the Agent and approved by the Company from time to time)) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period, by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period; provided that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Rate Advance” means a Revolving Credit Advance or a Term Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Debt” has the meaning specified in Section 5.02(d)(ii).

“Facility” means the Revolving Credit Facility or the Term Facility.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation adopted pursuant to such published intergovernmental agreements.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic under any Environmental Law, located on or under or emanating from real property owned or operated by the Company or any of its Subsidiaries.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements (for the avoidance of doubt, Hedge Agreements do not include currency swap agreements and currency future or option contracts).

“Initial GAAP” has the meaning specified in Section 1.03.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one week or one, two, three or six months, and subject to clause (c) of this definition, twelve months, as the applicable Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrowers may not select any Interest Period with respect to any Eurocurrency Rate Borrowing under a Facility that ends after any scheduled principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurocurrency Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration; provided that, for the avoidance of doubt, more than one Borrowing may be made on the same day and such Borrowings may have Interest Periods of different duration;

(c) the Borrowers shall not be entitled to select an Interest Period having a duration of twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Appropriate Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Appropriate Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Appropriate Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one week or one, two, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, in the case of an Interest Period of one month or longer, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period of one month or longer occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Company in connection with any Securitization Program and paid to the Company or its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

“Lenders” means each Initial Lender and each Person that shall become a party hereto pursuant to Section 9.07.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means (a) a material adverse effect on the business, financial condition or operations of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Agent or any Lender to enforce or collect any obligations of any Borrower under this Agreement or any Note or (c) a material impairment of the ability of any Borrower to perform its obligations under this Agreement or any Note.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” means a Revolving Credit Note or a Term Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Other Connection Taxes” means, with respect to the Agent or any Lender, taxes imposed as a result of a present or former connection between the Agent or such Lender and the jurisdiction imposing such tax (other than connections arising from the Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, enforced, or sold or assigned an interest under, this Agreement or the Notes or any other documents to be delivered hereunder).

“Participant” has the meaning assigned to such term in Section 9.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law (and ordinary course of business contractual Liens in respect of such Liens), such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and landlord’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained; (c) pledges or deposits to directly or indirectly secure obligations under workers’ compensation laws, unemployment insurance laws or similar legislation or to directly or indirectly secure public or statutory obligations, including obligations to governmental entities in respect of value added taxes, duties, customs, excise taxes, franchises, licenses, rents and the like, or surety, customs or appeal bonds; (d) good faith deposits (or security for obligations in lieu of good faith deposits) to directly or indirectly secure bids, tenders, contracts or leases for a purpose other than borrowing money or obtaining credit, including rent or equipment lease security deposits, (e) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes, (f) contractual and common law rights of setoff against (which may include grants of Liens) or contractual Liens on, deposit or securities accounts or other property in transit to or in the possession of or maintained by the lienor, in the absence of any agreement to maintain a balance or deliver property against which such right may be exercised, and contractual and common law rights of set-off against claims against the lienor and (g) Liens pursuant to supply or consignment contracts or otherwise for the receipt of goods or services, encumbering only the goods covered thereby, where the contracts are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post-Petition Interest” has the meaning specified in Section 7.05.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Register” has the meaning specified in Section 9.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate unused Term Commitments at such time and (c) the aggregate Unused Revolving Credit Commitments at such time, provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Revolving Credit Commitment and the unused Term Commitment of such Lender at such time.

“Revolving Credit Advance” means an advance by a Revolving Credit Lender to any Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

“Revolving Credit Borrowing Minimum” means $5,000,000.

“Revolving Credit Borrowing Multiple” means $1,000,000.

“Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”, or (b) if such Lender has entered into an Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of a Borrower payable to the order of a Revolving Credit Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state or other relevant authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person described in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or other relevant authority.

“Securitization Program” means, with respect to any Person, any financing or sales transaction or series of financing or sales transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may, directly or indirectly, sell, convey, or otherwise transfer, or grant a security interest in, accounts, payments, or receivables (whether such accounts, payments, or receivables are then existing or arising in the future), collections and other proceeds arising therefrom, and any securitization related property to a special purpose Subsidiary or Affiliate of such Person.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Synthetic Lease” shall mean, as to any Person, (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of real or personal property, in each case, creating obligations that may not appear on the balance sheet of such Person but which, upon the application of any Bankruptcy Law to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Term Advance” means an advance by a Term Lender to the Company as part of a Term Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Term Advance).

“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders pursuant to Section 2.01(c).

“Term Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Term Commitment” or (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d) as such Lender’s “Term Commitment”, as such amount may be reduced pursuant to Section 2.05.

“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time.

“Term Lender” means any Lender that has a Term Commitment.

“Term Loan Maturity Date” means August 24, 2020.

“Term Note” means a promissory note of the Company payable to the order of a Term Lender, delivered pursuant to a request made under 2.16 in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Company to such Lender resulting from the Term Advances made by such Lender.

“Termination Date” means, with respect to any Lender, the earlier of (a) August 24, 2020 and (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05 or 6.01.

“Unused Revolving Credit Commitment” means, with respect to each Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the aggregate principal amount of all Revolving Credit Advances made by such Lender and outstanding at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles as in effect in the United States from time to time (“GAAP”), provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.02 or 5.03, the Company shall give prompt notice of such change to the Agent and the Lenders and (b) if the Company notifies the Agent that the Company requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of such generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

SECTION 1.04. Classification of Permitted Items. For purposes of determining compliance at any time with Section 5.02(a) or (d), in the event that any Lien or Debt meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 5.02(a) or (d), such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Company in its sole discretion at such time of determination, and may be reclassified from time to time to be permitted under any one or more of such clauses to the extent meeting the criteria thereunder as of the time of reclassification.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. (a) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances in Dollars to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed such Lender’s Unused Revolving Credit Commitment. Each Revolving Credit Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, any Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) [Reserved.]

(c) The Term Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Term Advance”) denominated in Dollars to the Company on the Effective Date in an aggregate amount not to exceed such Lender’s Term Commitment. The Term Borrowings shall consist of Term Advances of the same Type made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Revolving Credit Borrowing or Term Borrowing consisting of Eurocurrency Rate Advances, or (y) 1:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Revolving Credit Borrowing or Term Borrowing consisting of Base Rate Advances, by any Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier or electronic mail. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or electronic mail in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period. Each Appropriate Lender shall, before 2:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the Borrowing at the account specified in the wiring instructions in the applicable Notice of Borrowing or, if no account is so specified, at the Agent’s address referred to in Section 9.02.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurocurrency Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than the Revolving Credit Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12, (ii) the Company may not select Eurocurrency Rate Advances for any Term Borrowing if the aggregate amount of such Term Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (iii) the Eurocurrency Rate Advances may not be outstanding as part of more than 10 separate Revolving Credit Borrowings or more than six separate Term Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower requesting the Borrowing. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, such Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from an Appropriate Lender prior to the time of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, as applicable, and the Agent may, in reliance upon such assumption, make available to the Borrower requesting the Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, provided that the Agent has given notice to the applicable Borrower of such obligation as soon as practicable but in any event not later than the Business Day following such funding by the Agent, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. [Reserved] .

SECTION 2.04. Fees. (a) Facility Fee. The Company agrees to pay to the Agent for the account of each Revolving Credit Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Revolving Credit Lender until the Termination Date at a rate per annum equal to the Applicable Percentage, which facility fee shall be calculated quarterly in arrears as of the last calendar day of each fiscal quarter (and inclusive of such day) and shall be payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing September 30, 2018, and on the later of the Termination Date and the date all Revolving Credit Advances are paid in full; provided that no Defaulting Lender shall be entitled to receive any facility fee in respect of its Revolving Credit Commitment for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender), other than a facility fee, as described above, on the aggregate principal amount of Advances funded by such Defaulting Lender outstanding from time to time.

(b) [Reserved].

(c) Agent’s Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.

SECTION 2.05. Termination or Reduction of the Revolving Credit Commitments. (a) Optional Ratable Termination or Reduction. The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments, provided that each partial reduction of the Revolving Credit Facility (i) shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Revolving Credit Commitments.

(b) Termination of Defaulting Lender. The Company may terminate the Unused Revolving Credit Commitment of any Lender that is a Defaulting Lender upon prior notice of not less than one Business Day to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(a) shall apply to all amounts thereafter paid by any Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, facility fees, or other amounts), provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim any Borrower, the Agent or any Lender may have against such Defaulting Lender.

SECTION 2.06. Repayment of Advances. (a) Revolving Credit Advances. Each Borrower shall repay to the Agent for the ratable account of each Revolving Credit Lender on the Termination Date the aggregate principal amount of the Revolving Credit Advances made to it and then outstanding.

(b) [Reserved.]

(c) Term Advances. The Company shall repay on the Termination Date to the Agent for the ratable account of the Term Lenders the aggregate outstanding principal amount of the Term Advances outstanding on such date.

SECTION 2.07. Interest on Advances. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Eurocurrency Rate Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Eurocurrency Rate Advance plus (y) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may with the consent, and shall, upon the request of the Required Lenders, require the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08. Interest Rate Determination. (a) The Agent shall give prompt notice to the Company and the Appropriate Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(b) If, with respect to any Eurocurrency Rate Borrowing under any Facility, the Lenders owed at least 51% of the aggregate principal amount thereof notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Eurocurrency Rate Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Appropriate Lenders, whereupon (A) the Borrower of such Eurocurrency Rate Advances will, on the last day of the then existing Interest Period therefor, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (B) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(c) If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Appropriate Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, will be deemed to have an Interest Period of one month.

(d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Revolving Credit Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Revolving Credit Borrowing Minimum, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

(f) If Reuters LIBOR01 Page is unavailable for determining the Eurocurrency Rate for any Eurocurrency Rate Advances, and no other commercially available source providing quotations of the Eurocurrency Rate have been agreed by the Agent and the Company,

(i) the Agent shall forthwith notify the applicable Borrower and the Appropriate Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(iii) the obligation of the Appropriate Lenders to make Eurocurrency Rate Advances or to Convert Advances comprising a Borrowing into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Appropriate Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Advances. The Borrower of any Advance made as a part of a Borrowing may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the Advances made as a part of a Borrowing of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10. Optional Prepayments of Advances. Each Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment of Revolving Credit Advances shall be in an aggregate principal amount of not less than the Revolving Credit Borrowing Minimum or a Revolving Credit Borrowing Multiple in excess thereof, (ii) each partial prepayment of Term Advances shall be in an aggregate principal amount of not less than $10,000,000 and (iii) in the event of any such prepayment of a Eurocurrency Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction or phase in of or any change in or in the interpretation of any law, rule, guideline, decision, directive, treaty or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case, after the Effective Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case, that comes into effect after the Effective Date, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Company of the change in law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof). Such demand for compensation shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.

(d) Notwithstanding anything herein to the contrary, for the purposes of this Section 2.11, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives by a governmental authority thereunder or issued by a governmental authority in connection therewith (whether or not having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (ii) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation, in each case, after the Effective Date, makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, (a) each Eurocurrency Rate Advance will automatically, upon such demand be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such designation would allow such Lender or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13. Payments and Computations. (a) Each Borrower shall make each payment hereunder, irrespective of any right of counterclaim, set-off or deduction, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(c)) to the Appropriate Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on Mizuho’s announced base rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate, the Federal Funds Rate or clauses (b) and (c) of the definition of Base Rate and of fees (other than any facility fee) shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees (other than any facility fee) or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Appropriate Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Appropriate Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.14. Taxes. (a) Any and all payments by each Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Agent, taxes imposed on its overall net income (including branch profits taxes), and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income (including branch profits taxes, and franchise taxes imposed on it in lieu of net income taxes), by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (ii) Other Connection Taxes and (iii) any United States withholding taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c) Each Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto other than such liability (including penalties, interest and expenses) attributable to the acts of or failure to act by such Lender. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. Upon request from a Borrower, the Lender or Agent (as the case may be) shall provide such Borrower with such information and documentation as to the calculation of the indemnification payment as such Borrower may reasonably request.

(d) Within 30 days after the date of any payment of Taxes, each Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of such Borrower through an account or branch outside the United States or by or on behalf of such Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, evidence of substantial authority acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) (i) Each Lender organized under the laws of a jurisdiction outside the United States (a “non-U.S. Lender”), on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

(ii) If a payment made to a Lender hereunder would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. A Lender shall not be entitled to payment or indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of FATCA.

(f) For any period with respect to which a non-U.S. Lender has failed to provide the Company with the appropriate form, certificate or other document described in Section 2.14(e) (other than to the extent such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided), such non-U.S. Lender shall not be entitled to payment or indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Company shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(h) In addition, in the case of any Borrower that is organized in a jurisdiction other than the United States, if a Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which such Borrower is organized, or any treaty to which such jurisdiction is a party with respect to payments under this Agreement or under the Notes, such Lender shall deliver to the Company (with a copy to the Agent) and, if required, to any applicable governmental authority, such properly completed and executed documentation prescribed by applicable law or reasonably requested in writing by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. To the extent that such

Lender is legally entitled to provide such a form and fails to satisfy the requirements of the preceding sentence, such Lender shall not be entitled to payment or indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by such jurisdiction in which the applicable Borrower is organized by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Company and such Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(i) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(j) If an additional payment is made under subsection (a) or (c) above for the account of any Lender and such Lender, in its sole discretion (exercising good faith), determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the applicable Borrower such amount as the Lender shall, in its sole discretion (exercising good faith), have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if such Borrower had not been required to make such deduction or withholding. Such Lender shall provide to the applicable Borrower reasonable information regarding any creditable amounts it expects to receive, and the expected time for receiving such credit or refund. Nothing herein contained shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14, 2.19 or 9.04(c)) in excess of its pro rata share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided further that, so long as the maturity of the obligations under this Agreement and the Notes shall not have been accelerated, any excess payment received by any Appropriate Lender in respect of any Facility shall be shared on a pro rata basis only with other Appropriate Lenders. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note and a Term Note, as applicable, in substantially the form of Exhibits A-1 and A-2 hereto, respectively, payable to the order of such Lender in a principal amount equal to the Revolving Credit Commitment and the Term Commitment, respectively, of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes (including acquisitions) of such Borrower and its Subsidiaries.

SECTION 2.18. [Reserved].

Section 2.19. Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, fees, or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrowers may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender to this Section 2.19 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Performance by any Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.19. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to any other rights and remedies which any Borrower, the Agent or any Lender may have against such Defaulting Lender.

(c) If each Borrower and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Credit Advances of the other Revolving Credit Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Credit Advances to be held on a pro rata basis by the Revolving Credit Lenders in accordance with their Ratable Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied or waived:

(a) Except as publicly disclosed prior to August 24, 2018, there shall have occurred no Material Adverse Change since August 31, 2017.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

(c) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained.

(d) The Company shall have paid all accrued and invoiced fees and expenses of the Agent and the Lenders associated with this Agreement (including the accrued and invoiced fees and expenses of counsel to the Agent) to the extent invoiced prior to the Effective Date.

(e) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(f) The Agent shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance reasonably satisfactory to the Agent:

(i) The Notes to the Lenders to the extent requested by any Lender pursuant to Section 2.16 prior to the Effective Date.

(ii) Certified copies of the resolutions of the Board of Directors of the Company approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(iv) Customary opinions of Latham & Watkins LLP, counsel for the Company, and in-house counsel of the Company substantially in the form of Exhibit D hereto.

SECTION 3.02. Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary is subject to the receipt by the Agent on or before the date of that is ten Business Days (or such shorter period as the Agent may agree in its sole discretion) prior to such initial Advance of each of the following, in form and substance reasonably satisfactory to the Agent and dated such date:

(a) The Notes of such Designated Subsidiary to the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(b) Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement and the Notes to be delivered by it, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(c) A certificate of an officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign its Designation Agreement and the Notes to be delivered by it and the other documents to be delivered by it hereunder.

(d) A Designation Agreement duly executed by such Designated Subsidiary and the Company.

(e) Customary opinions of counsel (which may be in-house counsel) to such Designated Subsidiary.

(f) In the case of a Designated Subsidiary that is organized outside of the United States and that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a duly executed and completed Beneficial Ownership Certification.

(g) Such other approvals, opinions or documents as any Lender, through the Agent, may reasonably request including, without limitation, such information as may be required for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

SECTION 3.03. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing, shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, and the acceptance by any Borrower of the proceeds of such Borrowing, shall constitute a representation and warranty by such Borrower that on such date such statements are true):

(i) the representations and warranties contained in Section 4.01 (except, in the case of a Borrowing, the representations set forth in the last sentence of subsection (e) thereof and in Section (f)(i) thereof) are correct on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and additionally, if such Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Effective Date or the date of the initial Advance to the applicable Designated Subsidiary, as the case may be, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date and each date of initial Advance to a Designated Subsidiary, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by the Company of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company’s charter or by-laws or (ii) any material law or any material contractual restriction binding on or affecting the Company.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes to be delivered by it.

(d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of each Borrower party thereto enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

(e) The Consolidated balance sheet of the Company and its Subsidiaries as at August 31, 2017, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP or another independent registered public accounting firm acceptable to the Required Lenders, fairly present the Consolidated financial condition of the Company and its Subsidiaries as at such date and the Consolidated results of the operations of the Company and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied. Except as publicly disclosed prior to August 24, 2018, since August 31, 2017, there has been no Material Adverse Change.

(f) There is no pending or, to the Company’s knowledge, overtly threatened action, suit, investigation, litigation or administrative or judicial proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation), and there has been no material adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto or (ii) purports to adversely affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U. Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction on sale, pledge, or other disposition contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h) No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) No written information, exhibit or report furnished by or on behalf of the Company or any other Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, when taken as a whole, not materially misleading solely at the time furnished; provided that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and that no assurances can be given that such projections will be realized).

(j) Neither any Borrower, nor any of their respective officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control, or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) no Borrower is owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; and (iii) no Borrower is acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person,” or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and no Borrower is engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation described in (i), (ii), or (iii).

(k) The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

(l) No Borrower is an EEA Financial Institution.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, except to the extent such failure to comply could not reasonably be expected to have a Material Adverse Effect; and maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that the Company and its Subsidiaries may self-insure to the extent consistent with prudent business practice for companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries may (i) consummate any merger or consolidation or other transaction permitted under Section 5.02(b), (ii) sell, transfer, or otherwise dispose of, any Subsidiary of the Company if permitted under Section 5.02(e), (iii) dissolve or terminate the existence of any Subsidiary of the Company possessing immaterial assets or liabilities or no continuing business purpose, or (iv) dissolve or terminate the existence of any Subsidiary if in the Company’s determination (w) the preservation thereof is no longer desirable in the conduct of the business of the Company and (x) the loss thereof is not materially disadvantageous to the Company or the Lenders, and provided further that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if in the Company’s determination (y) the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, taken as a whole, as the case may be or (z) the loss thereof is not materially disadvantageous to the Company, such Subsidiary or the Lenders.

(e) Visitation Rights. At any reasonable time during normal business hours and from time to time upon reasonable notice, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, subject to applicable regulations of the Federal government relating to classified information and reasonable security and safety regulations of the Company. Notwithstanding anything to the contrary herein and for the avoidance of doubt, none of the Company nor any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary materially in accordance with, and to the extent required by, GAAP.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, in accordance with customary and prudent business practices for similar businesses; provided, however, that the Company and its Subsidiaries may sell, transfer, or otherwise dispose of, any properties if permitted under Section 5.02(e).

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates (other than the Company and its wholly-owned Subsidiaries) on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary, in any material respect, than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, provided that the foregoing shall not prohibit (i) transactions between or among the Company and its Subsidiaries not involving any other Affiliate, (ii) indemnification agreements, (iii) employee agreements or other compensation or bonus arrangements, (iv) management or board fees and (v) dividends to securityholders.

(i) Reporting Requirements. Furnish to the Agent, who shall furnish to the Lenders:

(i) within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer or other authorized financial officer of the Company as having been prepared in accordance with GAAP and certificates of the chief financial officer or other authorized financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Initial GAAP;

(ii) within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable in scope to the Required Lenders by Ernst & Young LLP or other independent public accountants acceptable to the Required Lenders and certificates of the chief financial officer or other authorized financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Initial GAAP;

(iii) as soon as possible and in any event within seven days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer or other authorized financial officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its securityholders, and copies of all reports on Form 8-K (or their equivalents) and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

Financial reports required to be delivered pursuant to clauses (i), (ii) and (iv) above shall be deemed to have been delivered on the date on which such report is posted on the Company’s website at www.jabil.com, and such posting shall be deemed to satisfy the financial reporting requirements of clauses (i), (ii) and (iv) above, it being understood that the Company shall provide all other reports and certificates required to be delivered under this Section 5.01(i) in the manner set forth in Section 9.02.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired (and any accessions or additions thereto, and proceeds thereof), and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed the amount specified therefor in Section 5.02(d)(iii) at any time outstanding,

(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,

(v) assignments of the right to receive income or Liens that arise in connection with Securitization Programs, in an aggregate principal amount not to exceed the amount specified therefor in Section 5.02(d)(vi) at any time outstanding (for purposes of this clause (v), the “principal amount” of a Securitization Program shall mean the Invested Amount),

(vi) Liens securing Debt of Subsidiaries of the Company organized under the laws of any country other than the United States of America or a State thereof, which Debt is permitted under Section 5.02(d),

(vii) Liens securing obligations in respect of acceptances, trade letters of credit, undrawn standby letters of credit, bank guarantees, surety bonds or similar extensions of credit,

(viii) Liens securing Debt of the Company or its Subsidiaries in an aggregate principal amount not to exceed the amount specified in Section 5.02(d)(iv) at any time outstanding,

(ix) Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business securing obligations under hedge agreements designed solely to protect the Company or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities,

(x) Liens arising in connection with obligations permitted under Section 5.02(d)(ix), provided that such Liens shall not extend beyond the amounts on deposit in the deposit accounts,

(xi) Liens on inventory valued at not more than $125,000,000 at any time in favor of customers that have paid a deposit on the inventory so encumbered,

(xii) assignments of the right to receive income and/or accounts receivable in connection with the sales of accounts receivable and related assets, including pursuant to factoring programs, whether or not the Company or any of its Subsidiaries remain as servicer,

(xiii) Liens on cash as contemplated by Section 2.19,

(xiv) Liens, if any, in respect of Capital Leases or Synthetic Leases, and

(xv) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount) of the Debt secured thereby.

(b) Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except (i) that any Subsidiary of the Company may merge, consolidate, amalgamate, or combine with or into any other Subsidiary of the Company, (ii) any Subsidiary of the Company may merge, consolidate, amalgamate, or combine with or into the Company, (iii) any Subsidiary of the Company and the Company may merge, consolidate, amalgamate, or combine with or into any other Person if, as a result of one or a series of transactions, the surviving or resulting entity is or becomes a Subsidiary or, if the Company is a party to such transaction, the surviving entity is the Company and (iv) any Subsidiary may merge, consolidate, amalgamate, or combine with or into any Person other than the Company or another Subsidiary if at such time the assets of the Subsidiary would be permitted to be sold to such Person pursuant to Subsection 5.02(e)(viii), provided, in each case, that (i) no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and (ii) if a Designated Subsidiary is a party to such transaction (if the Company is not the counterparty), such Designated Subsidiary shall be the survivor entity.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(d) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i) Debt owed to the Company or to a wholly owned Subsidiary of the Company or under this Agreement or the Notes,

(ii) Debt existing on, or available under lines of credit existing on, the Effective Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of, or amount available under lines of credit constituting, such Existing Debt shall not be increased above the principal amount thereof outstanding or amount available immediately prior to such extension, refunding or refinancing,

(iii) Debt secured by Liens permitted by Section 5.02(a)(ii) aggregating for the Company and all of the Company’s Subsidiaries not more than $25,000,000 at any one time outstanding,

(iv) Debt that, in aggregate with (but without duplication of) all Debt secured by Liens permitted by Section 5.02(a)(viii), does not exceed $100,000,000 at any one time outstanding,

(v) Debt incurred or assumed or acquired by Subsidiaries of the Company organized under the laws of any country other than the United States of America or a State thereof aggregating for all such Subsidiaries of not more than $600,000,000 at any one time outstanding,

(vi) Debt, if any, arising in connection with Securitization Programs in an aggregate principal amount not to exceed $750,000,000 at any time outstanding (for purposes of this clause (v), the “principal amount” of a Securitization Program shall mean the Invested Amount),

(vii) obligations of any Subsidiary of the Company organized under the laws of any country other than the United States of America or a State thereof under any Hedge Agreements entered into in the ordinary course of business to protect the Company and its Subsidiaries against fluctuations in interest rates,

(viii) obligations in respect of acceptances, trade letters of credit, undrawn standby letters of credit, bank guarantees, surety bonds or similar extensions of credit,

(ix) obligations which in aggregate do not exceed $150,000,000 arising in connection with the administration and operation of cash management services for the Company and any of its Subsidiaries, including cash pooling arrangements and overdraft facilities,

(x) Debt of a Person at the time such Person is merged into or consolidated with any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Debt was not created in contemplation of such merger, consolidation or acquisition, and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt, provided further that the principal amount of such Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing,,

(xi) Debt, if any, arising in connection with the sales of accounts receivable and related assets, including pursuant to factoring programs, whether or not the Company or any of its Subsidiaries remain as servicer;

(xii) (i) Debt under Capital Leases (other than pursuant to sale-leaseback transactions) or Synthetic Leases to finance the acquisition, construction, development or improvement by such Person of real property, fixtures, inventory or equipment or other tangible assets, provided, that, in each case (A) such Debt is incurred by such Person at the time of, or not later than 120 days after, the acquisition, construction, development or improvement by such Person of the property so financed and (B) such Debt does not exceed the purchase price of the property (or the cost of constructing, developing or improving the same) so financed, and (ii) Debt under initial or successive refinancings (which shall include any amendments, modifications, renewals, refundings or replacements) of any such Capital Leases or Synthetic Leases, provided, that, the principal amount of any such refinancing does not exceed the principal amount of the Debt being refinanced (except to the extent necessary to pay fees, expenses, underwriting discounts and prepayment penalties in connection therewith); and

(xiii) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(e) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to any other Person to purchase, lease or otherwise acquire any assets of the Company or any of its Subsidiaries, except (i) sales of inventory in the ordinary course of its business or sales or other dispositions of scrap, surplus, outdated, superseded, replaced or obsolete inventory, material or equipment, (ii) sales or dispositions of assets in connection with a Securitization Program to the extent authorized by Section 5.02(d)(vi), (iii) assignments of the right to receive income and/or accounts receivable and related assets in connection with the sales or other dispositions of accounts receivable, including pursuant to factoring programs, whether or not the Company or any of its Subsidiaries remain as servicer, (iv) in or in connection with a transaction authorized by Section 5.02(b), (v) sales or other dispositions between or among the Company and its wholly-owned Subsidiaries, (vi) sales or leases of property in connection with a Synthetic Lease, (vii) sales or leases of property in connection with a sale and leaseback transaction or lease and leaseback transaction provided that the net present value of the aggregate rental obligations under such leases or contracts entered into after the date hereof (discounted at the implied interest rate of such lease or contract) does not exceed an amount equal to 10% of the Consolidated total assets of the Company and its Subsidiaries measured as of the end of the most recently ended fiscal year of the Company for which audited financial statements have been delivered in accordance with Section 5.01(i) and (viii) sales or other dispositions of assets; provided that the value of such sales or other dispositions of assets consummated after the date hereof when added to the value of any assets described in Section 5.02(b)(iv) involved in a transaction consummated after the date hereof does not exceed an amount equal to 15% of Consolidated total assets of the Company and its Subsidiaries, measured as of the end of the most recently ended fiscal year of the Company for which audited financial statements have been delivered in accordance with Section 5.01(i).

(f) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business from the business as carried on by the Company and its Subsidiaries, taken as a whole, at the date hereof.

(g) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its capital stock (whether through a covenant restricting dividends, a financial covenant or otherwise), except (i) this Agreement, (ii) any agreement or instrument evidencing Existing Debt (and extensions, refundings, or refinancings thereof permitted under Section 5.02(d)(ii), provided the terms of any such extension, refunding or refinancing are no more restrictive in respect of the ability of such Subsidiary to pay dividends or make other distributions in respect of its capital stock than such existing agreement or instrument) and (iii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company (and, if such agreement evidences Debt, extensions, refundings, or refinancings thereof permitted under Section 5.02(d)(x), provided the terms of any such extension, refunding or refinancing are no more restrictive in respect of the ability of such Subsidiary to pay dividends or make other distributions in respect of its capital stock than such existing agreements); provided that the foregoing covenant shall not apply to any Subsidiary that is a special purpose entity created in connection with a Securitization Program and shall not apply to any charter or other organizational document that requires that dividends be paid from profits.

(h) Use of Proceeds. Request any Borrowing, or use, or permit its Subsidiaries or its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(a) Debt to EBITDA Ratio. Maintain, as of the end of each fiscal quarter, a ratio of (i) Debt, excluding Debt in respect of Hedge Agreements, as of such date to (ii) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters most recently ended, of not greater than 4.0 to 1.0.

(b) Interest Coverage Ratio. Maintain, as of the end of each fiscal quarter, a ratio of (i) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period of four fiscal quarters then ended to (ii) interest payable on, and amortization of debt discount in respect of, all Debt and loss on sale of accounts receivable (collectively, “Interest Expense”) during such period by the Company and its Consolidated Subsidiaries, of not less than 3.0 to 1.0; provided, that for purposes of calculating Interest Expense for the Company and its Subsidiaries for any period, the Interest Expense of any Person (or assets or division of such Person) acquired by the Company or any of its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition occurred on the first day of such period).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Company or any other Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Company or any other Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by any Borrower herein or by any Borrower (or any of its officers) in connection with this Agreement or by any Designated Subsidiary in the Designation Agreement pursuant to which such Designated Subsidiary became a Borrower hereunder shall prove to have been incorrect in any material respect when made; or

(c) (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (with respect to the Company or any Borrower only), (e), (h) or (i), 5.02 or 5.03, or (ii) the Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d) The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements, net amount of at least $75,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), required to be purchased or defeased (other than cash collateralization of letter of credit obligations), or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case in an aggregate net amount of at least $75,000,000, in each case prior to the stated maturity thereof; or

(e) The Company or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order or (iii) such judgment or order shall have been paid; or

(g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Company shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Company (except to the extent that individuals who at the beginning of such 12-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of the Company or (y) nominated for election by a majority of the remaining members of the board of directors of the Company and thereafter elected as directors by the shareholders of the Company ); or

(h) The Company or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $75,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i) so long as any Subsidiary of the Company is a Designated Subsidiary, Section 7.01 shall for any reason cease to be valid and binding on or enforceable against the Company, or the Company shall so state in writing;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company or any other Borrower under the any Bankruptcy Law, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

ARTICLE VII

GUARANTY

SECTION 7.01. Unconditional Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by such Borrower to the Agent or any Lender under or in respect of this Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.

SECTION 7.02. Guaranty Absolute. (a) The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses (other than payment in full of the Obligations) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement, any Note or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement and the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement and the Notes or any other assets of any Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

(f) any failure of the Agent or any Lender to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower now or hereafter known to the Agent or such Lender (the Company waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of the Company or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.

(b) The Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.

(d) The Company hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e) The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and the Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Company shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the latest Termination Date shall have occurred, the Agent and the Lenders will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Guaranty.

SECTION 7.05. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Authority. Each Lender hereby irrevocably appoints Mizuho Bank, Ltd. to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and none of the Borrowers shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Note (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.

SECTION 8.06. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (so long as no Event of Default has occurred and is continuing, and such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank having a combined capital and surplus of at least $500,000,000 and with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, with the consent of the Company (so long as no Event of Default has occurred and is continuing, and such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the Notes (except that in the case of any collateral security held by the Agent on behalf of the Lenders under the Agreement, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent

(other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the Notes. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

SECTION 8.07. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Note or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Company) from and against such Lender’s pro rata share (determined as provided below) of any and all liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent (in its capacity as such) in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent (in its capacity as such) under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its pro rata share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent (in its capacity as such) in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.08(a) applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party. For purposes of this Section 8.08(a), the Lenders’ respective pro rata shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, (ii) the aggregate unused portions of their Term Commitments at such time and (iii) their respective Unused Revolving Credit Commitments at such time.

(b) The failure of any Lender to reimburse the Agent promptly upon demand for its applicable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its applicable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s applicable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.08 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Agent agrees to return to the Lenders their respective applicable shares of any amounts paid under this Section 8.08 that are subsequently reimbursed by the Company.

SECTION 8.09. Other Agents. Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any “Agent” or “Arranger” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

SECTION 8.10. Lender ERISA Representation. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Arranger and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other loan party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Arranger and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other loan party, that:

(i) none of the Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement is independent and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million.

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Advances, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Advances, the Commitments or this Agreement.

(c) The Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Advances, or the Commitments for an amount less than the amount being paid for an interest in the Advances or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, Agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 9.01; (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby (and without the consent of the Required Lenders), do any of the following: (i) increase or extend the Commitments of any Lender, (ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, or (iv) release the Company from any of its obligations under Article VII; (c) no amendment, waiver or consent shall, unless in writing and signed by Revolving Credit Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Revolving Credit Advances, or, if no such principal amount is then outstanding, Revolving Credit Lenders having at least a majority in interest of the Revolving Credit Commitments (and without the consent of the Required Lenders) waive any of the conditions specified in Section 3.02 after the Effective Date, and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, nor amounts owing to such Lender reduced or the final maturity thereof extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 9.02. Notices, Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as follows:

(i) if to the Company or any other Borrower, to the Company’s address at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Treasurer (Telephone No. 727-803-3705), with a copy to the same address, Attention: Deputy General Counsel (Telephone No. 727-803-3044);

(ii) if to the Agent, to Mizuho Bank, Ltd. at 1800 Plaza Ten, Harborside Financial Center Jersey City, NJ 07311, Attention of Masako Sacks; Facsimile No. 201-626-9935; Telephone No. 201-626-9599; Email: LAU_AGENT@mizuhocbus.com;

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Agent’s transmission of communications through the Platform, except to the extent resulting from the gross negligence or willful misconduct of an Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower provides to the Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Company further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except, with respect to any Indemnified Party, to the extent such claim, damage, loss, liability or expense is determined in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. Without limiting the provisions of Section 2.14(c), this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.09, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 9.18 or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company or any Borrower against any and all of the obligations of the Company or any Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Agent and the Company or the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and assigns, except that neither the Company nor any other Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

SECTION 9.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.07(b), (ii) by way of participation in accordance with the provisions of Section 9.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.07(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 9.07(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 9.07(b)(i)(A), the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.07(b)(i)(B) and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) such assignment is to a financial institution and an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five Business Days after having received notice thereof; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent (with a copy to Company, if the Company’s consent thereto is not otherwise required) an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which may be waived by the Agent in its sole discretion); provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would be a Defaulting Lender or a Subsidiary of a Defaulting Lender.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to Section 9.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting

Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.07(d).

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than a natural Person or the Company or any of the Company’s Affiliates or Subsidiaries) (each buyer of a Participation, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.04(e) with respect to any payments made by such Lender to its Participant(s).

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, waiver or consent of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (a) of the first proviso of Section 9.01 that directly affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Section 2.11 and 2.14 (it being understood that the documentation required under Section 2.14 shall be delivered by the Participant solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.07(b); provided that such Participant agrees to be subject to the provisions of Sections 9.18 as if it were an assignee under Section 9.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that is organized under the laws of a jurisdiction outside of the United States shall not be entitled to the benefits of Section 2.14 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.14(e) as though it were a Lender.

(f) Certain Pledges. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender) and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender party hereto interest.

SECTION 9.08. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any Company Information (as defined below), except that each of the Agent and each of the Lenders may disclose Company Information (a) to its and its Affiliates’ respective managers, administrators, trustees, partners, employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and such person shall have agreed to keep such Company Information confidential on substantially the same terms as provided herein), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or requested by any self-regulatory authority, provided that, to the extent practicable and legally permissible, the Company is given prompt written notice of such requirement or request prior to such disclosure and assistance (to the extent practicable and at the Company’s expense) in obtaining an order protecting such information from public disclosure, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section 9.08, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder or to any credit insurance provider relating to the Company and its obligations hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) to the extent such Company Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Company and not, to the knowledge of the Agent or such Lender, in breach of such third party’s obligations of confidentiality and (h) with the consent of the Company.

For purposes of this Section, “Company Information” means all confidential, proprietary or non-public information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries. Any Person required to maintain the confidentiality of Company Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Company Information as such Person would accord to its own confidential information, but in no event less than a reasonable degree of care.

SECTION 9.09. Designated Subsidiaries. (a) Designation. The Company may at any time, and from time to time, upon not less than 15 Business Days’ notice, notify the Agent that the Company intends to designate a Subsidiary as a “Designated Subsidiary” for purposes of this Agreement. On or after the date that is 15 Business Days after such notice, upon delivery to the Agent and each Lender of a Designation Letter duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit E hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 9.09(a), if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the reasonable request of the Agent or any Lender, supply such documentation and other evidence, including, a Beneficial Ownership Certification in relation to each Designated Subsidiary, to the extent such Designated Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Agent and the Company, fulfill its Commitment by causing an Affiliate or branch of such Lender to act as the Lender in respect of such Designated Subsidiary.

As soon as practicable after receiving notice from the Company or the Agent of the Company’s intent to designate a Subsidiary as a Designated Subsidiary, and in any event no later than five Business Days after the delivery of such notice, for a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Subsidiary (in the case of all other amounts) or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.

(b) Termination. If so requested by the Company, upon the indefeasible payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly, and only upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary.

SECTION 9.10. Governing Law. This Agreement and the Notes and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any Note and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in another currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to such currency on the Oanda website on the Business Day preceding that on which final judgment is given.

(c) The obligation of any Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of the foregoing in any way relating to this Agreement or any Note or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Each Designated Subsidiary hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon the Company and each Designated Subsidiary hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Company and each Designated Subsidiary hereby further irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02. To the extent that each Designated Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Designated Subsidiary hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14. [Reserved].

SECTION 9.15. [Reserved] .

SECTION 9.16. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.17. Power of Attorney. Each Designated Subsidiary of the Company, pursuant to the terms of its Designation Agreement, has authorized and appointed the Company as its attorney-in-fact to execute and deliver (a) any amendment, waiver or consent in accordance with Section 9.01 on behalf of and in the name of such Subsidiary and (b) any notice or other communication hereunder, on behalf of and in the name of such Subsidiary.

SECTION 9.18. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.11 or 2.14, (b) any Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, (c) any Lender asserts illegality pursuant to Section 2.12, (d) any Lender is a Defaulting Lender or (e) any Lender has not agreed to any amendment, waiver or consent for which (x) the consent of all of the Lenders is required and (y) Lenders owed or holding at least 50% of the sum of all outstanding Revolving Credit Advances and Term Advances plus the aggregate Unused Revolving Credit Commitments have agreed to such amendment, waiver or consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (i) each such assignment shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (ii) no Lender shall be obligated to make any such assignment unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and (iii) no Event of Default shall have occurred and be continuing. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 9.19. No Fiduciary Duties. Each Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Borrower and its Affiliates, on the one hand, and the Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Lenders and or respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of the page intentionally left blank.]

SECTION 9.21. Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any Note or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and any notes by, among other things, the mutual waivers and certifications in this section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

JABIL INC.

By:	/s/ Forbes I.J. Alexander
Name: Forbes I.J. Alexander
Title: Chief Financial Officer

MIZUHO BANK, LTD., as Agent

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

Initial Lenders:

MIZUHO BANK, LTD.

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

MUFG BANK, LTD.

By:	/s/ Lillian Kim
Name: Lillian Kim
Title: Director

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

By:	/s/ Dan Fahey
Name: Dan Fahey
Title: Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas L. Lewis Jr.
Name: Thomas L. Lewis Jr.
Title: Vice President

SANTANDER BANK, N.A.

By:	/s/ Xavier Ruiz Sena
Name: Xavier Ruiz Sena
Title: Managing Director

SCHEDULE I

JABIL INC.

CREDIT AGREEMENT

COMMITMENTS

Name of Initial Lender	Term Commitment	Revolving Credit Commitment
Mizuho Bank, Ltd.	$75,000,000.00	$25,000,000.00
MUFG Bank, Ltd.	$75,000,000.00	$25,000,000.00
Sumitomo Mitsui Banking Corporation	$75,000,000.00	$25,000,000.00
Crédit Agricole Corporate and Investment Bank	$75,000,000.00	$25,000,000.00
PNC Bank, National Association	$25,000,000.00	$25,000,000.00
Santander Bank, N.A.	$25,000,000.00	$25,000,000.00
Total	$350,000,000.00	$150,000,000.00

SCHEDULE 3.01(b)

JABIL INC.

CREDIT AGREEMENT

DISCLOSED LITIGATION

DISCLOSED LITIGATION

The Company and its Subsidiaries are parties to various lawsuits and other actions or proceedings in the ordinary course of business. The Company does not believe that an adverse outcome of any action, suit, investigation, litigation, or proceeding affecting the Company or any of its Subsidiaries, pending or overtly threatened in writing, will have a Material Adverse Effect.

SCHEDULE 5.02(a)

JABIL INC.

CREDIT AGREEMENT

EXISTING LIENS

EXISTING LIENS

Liens on equipment in favor of lessors under Capital Leases identified in Schedule 5.02(d).

Utility deposits for worldwide operations less than $1,000,000.

SCHEDULE 5.02(d)

JABIL INC.

CREDIT AGREEMENT

EXISTING DEBT

EXISTING DEBT

	Denominated Currency	As of May 31, 2018 in USD	Credit Facility Limit in USD
Subsidiary Notes Payable, long-term debt and long-term lease obligations:
Brazil Credit Facility	BRL		6,163,600
China Credit Facility	CNY		55,282,500
France Lease	EUR	1,971,926
Germany Lease	EUR	5,279,361
Malaysia Credit Facility	USD	27,000,000	28,870,000
Netherlands Credit Facility	EUR/USD		22,214,000
Singapore Credit Facility	USD	220,000,000	220,000,000
Spain Loan	EUR	1,082,120
Taiwan Credit Facility	USD		1,742,356
North America Lease	USD	19,611,203
Vietnam Credit Facility	USD		35,000,000
Letters of Credit/Bank Guarantees[1]		72,432,835

[1]	Denominated in multiple currencies

EXHIBIT A-1—FORM OF

REVOLVING CREDIT NOTE

U.S.$_______________                                                                                  Dated: _______________, 20__

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a                      corporation (the “Borrower”), HEREBY PROMISES TO PAY to                              (the “Lender”) for the account of its Applicable Lending Office on the Termination Date applicable to the Lender (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Revolving Credit Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of August 24, 2018 among the Borrower, [Jabil Inc.,] the Lender and certain other lenders parties thereto, and Mizuho Bank, Ltd. as Agent for the Lender and such other lenders (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date applicable to the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Revolving Credit Advance are payable in lawful money of the United States of America to the Agent at its account maintained at Mizuho Bank, Ltd., Account Name: LAU-ISA, Account No.: H79-740-222205, ABA # 026004307, Reference: Jabil Inc., Attention: LAU / Masako Sacks, Email: LAU_AGENT@mizuhocbus.com, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[NAME OF BORROWER]

By __________________________

      Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT A-2—FORM OF

TERM NOTE

U.S.$_______________                                                                                                                   Dated: _______________, 20__

FOR VALUE RECEIVED, the undersigned, JABIL INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the Term Loan Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Term Commitment in figures] or, if less, the aggregate principal amount of the Term Advances (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of August 24, 2018 among the Borrower, the Lender and certain other lenders parties thereto, and Mizuho Bank, Ltd. as Agent for the Lender and such other lenders (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Term Loan Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of each Term Advance from the date of such Term Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Mizuho Bank, Ltd., as Agent, at Mizuho Bank, Ltd., Account Name: LAU-ISA, Account No.: H79-740-222205, ABA # 026004307, Reference: Jabil Inc., Attention: LAU / Masako Sacks, Email: LAU_AGENT@mizuhocbus.com, in same day funds. Each Term Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note.

This Promissory Note is one of the Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (the “Term Advances”) by the Lender to the Borrower in an amount not to exceed the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Term Advances being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

JABIL INC.

By _________________________
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT B—FORM OF NOTICE OF

BORROWING

Mizuho Bank, Ltd., as Agent

for the Lenders parties

to the Credit Agreement

referred to below

1800 Plaza Ten, Harborside Financial Center

Jersey City, NJ 07311

Email: LAU_AGENT@mizuhocbus.com

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, [NAME OF BORROWER], refers to the Credit Agreement, dated as of August 24, 2018 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Mizuho Bank, Ltd., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                     , 20    .

(ii) The Facility under which the Proposed Borrowing is requested is the [Revolving Credit] [Term] Facility.

(iii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iv) The aggregate amount of the Proposed Borrowing is $                        ].

[(v) The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in Section (f)(i) thereof) and, in the case of any Revolving Credit Borrowing made to a Designated Subsidiary, in the Designation Agreement for such Designated Subsidiary, are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

[NAME OF BORROWER]

By _________________________
Title:

2

CUSIP Number: ___________________

EXHIBIT C—FORM OF

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	_________________________

_________________________

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:	_________________________

[2]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	Jabil Inc.

4.	Agent:	Mizuho Bank, Ltd., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of August 24, 2018 among Jabil Inc., the Lenders parties thereto, Mizuho Bank, Ltd., as Agent, and the other agents parties thereto (as amended, restated, amended and restated, supplemented or modified.)

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/Loans for all Lenders[9]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[10]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7. Trade Date: ______________]11

[Page break]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment”, “Term Commitment”, etc.)
[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                    , 20         [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Title:
[NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE[S]
[NAME OF ASSIGNEE]
By:
Title:
[NAME OF ASSIGNEE]
By:
Title:

[Consented to and]12 Accepted:

[NAME OF AGENT], as

Agent

By:
Title:

[Consented to:]13

[NAME OF RELEVANT PARTY]
By:
Title:

[12]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.14 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D — FORM OF

OPINION OF IN-HOUSE COUNSEL

FOR THE COMPANY

[See attached.]

EXHIBIT E — FORM OF

DESIGNATION AGREEMENT

[DATE]

To each of the Lenders

parties to the Credit Agreement

(as defined below) and to Mizuho Bank, Ltd.,

as Agent for such Lenders

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 24, 2018 (as amended, as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”) among Jabil Inc., a Delaware corporation (the “Company”), the Lenders (as defined in the Credit Agreement) and Mizuho Bank, Ltd., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

Please be advised that the Company hereby designates its undersigned Subsidiary, ____________ (“Designated Subsidiary”), as a “Designated Subsidiary” under and for all purposes of the Credit Agreement.

The Designated Subsidiary, in consideration of each Lender’s agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lender as follows:

(a) The Designated Subsidiary is a [corporation][limited liability company] duly organized, validly existing and in good standing under the laws of                     .

(b) The execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Designated Subsidiary’s [corporate][limited liability] or other powers, have been duly authorized by all necessary corporate or other action and do not contravene (i) the Designated Subsidiary’s charter or [by-laws][limited liability company][operating] agreement or (ii) material law or any material contractual restriction binding on or affecting the Designated Subsidiary. The Designation Agreement and the Notes delivered by it have been duly executed and delivered on behalf of the Designated Subsidiary.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any third party is required for the due execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement or the Notes to be delivered by it.

(d) This Designation Agreement is, and the Notes to be delivered by the Designated Subsidiary when delivered will be, legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

(e) There is no pending or, to the Designated Subsidiary’s knowledge, overtly threatened action, suit, investigation, litigation or administrative or judicial proceeding, including, without limitation, any Environmental Action, affecting the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation), and there has been no material adverse change in the status, or financial effect on the Designated Subsidiary or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) thereto or (ii) purports to adversely affect the legality, validity or enforceability of this Designation Agreement, the Credit Agreement or any Note or the consummation of the transactions contemplated hereby.

[(f) The information included in the Beneficial Ownership Certification provided by the Designated Subsidiary to any Lender pursuant to the provisions set forth in the Credit Agreement is true and correct in all respects as of the date hereof.]14

The Designated Subsidiary hereby authorizes and appoints the Company as its attorney-in-fact to execute and deliver (a) any amendment, waiver or consent in accordance with Section 9.01 of the Credit Agreement on behalf of and in the name of such Subsidiary and (b) any notice or other communication hereunder, on behalf of and in the name of such Subsidiary. If requested by the Agent, the Designated Subsidiary shall deliver to the Agent a power of attorney enforceable under applicable law and any additional information to the Agent as necessary to make such power of attorney the legal, valid and binding obligation of such Subsidiary.

The Designated Subsidiary hereby agrees that service of process in any action or proceeding brought in any New York State court or in federal court may be made upon the Company at its offices at                     , Attention:                      (the “Process Agent”) and the Designated Subsidiary hereby irrevocably appoints the Process Agent to give any notice of any such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

The Company hereby accepts such appointment as Process Agent and agrees with you that (i) the Company will maintain an office in Florida through the latest Termination Date and will give the Agent prompt notice of any change of address of the Company, (ii) the Company will perform its duties as Process Agent to receive on behalf of the Designated Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or federal court sitting in New York City arising out of or relating to the Credit Agreement and (iii) the Company will forward forthwith to the Designated Subsidiary at its address at                     or, if different, its then current address, copies of any summons, complaint and other process which the Company received in connection with its appointment as Process Agent.

This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,
JABIL INC.
By
Name:
Title:

[14]	To be included in the case of Designated Subsidiary that are located outside the United States.

[THE DESIGNATED SUBSIDIARY]

By
Name:
Title: